Exhibit 99.1

                NAPCO Announces Third Quarter Results

             -Third Quarter EPS $0.06 vs. $0.07 Last Year-

   - Commercial Product Lines Grow, Residential Portion of Intrusion
                 Line Hurt by Slower Housing Starts -

    - Stock Repurchase Plan of up to One Million Shares Continues -


    AMITYVILLE, N.Y.--(BUSINESS WIRE)--May 10, 2007--NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its third quarter ended March 31, 2007.

    Net sales for the three months ended March 31, 2007 was $15.6 million as compared to $17.1 million for the same quarter a year earlier, a decrease of 9%. Net income for the quarter was $1.1 million, or $0.06 per diluted share, compared to net income of $1.5 million, or $0.07 per diluted share, for the same year ago period.

    Net sales for the nine months ended March 31, 2007 was $45.7 million as compared to $48.5 million for the prior year period, a decrease of 6%. Net income for the nine months ended March 31, 2007 was $3.2 million or $0.16 per diluted share, as compared to $3.8 million or $0.18 per diluted share in the prior year period. Net sales for the three and nine months declined due to lower sales of intrusion products in the Company's European markets, domestic residential intrusion sales (which were due, in part, to a soft U.S. housing market) as partially offset by increases in the Company's commercial access control and door-locking products. The effect of reduced sales on Net income was partially offset by a tax benefit of approximately $400,000.

    Richard Soloway, Chairman and President, noted, "We have seen progress from the steps that we took earlier in the year to improve European sales in the near term, including the realignment of the European sales force in order to get better penetration. While European sales are below last year's level we are encouraged that they exceeded the second quarter amounts, which we believe is the beginning stages of an increased presence in these markets. The lower domestic residential intrusion alarm sales have been affected by the significant decline in housing starts and residential installations. While housing starts have had an affect on our residential sales, the impact has been significantly lessened because a large and growing portion of our sales are commercial, led by access control and door-locking products which we aggressively market in order to enhance our diversification and long-term profitability. In addition to the increased sales, these commercial products are sold at higher margins than the typical residential product.

    "While Gross Profit margin for the quarter was lower as a result of lower sales and less efficient use of overhead from reduced production levels, Gross Profit margin increased to 37.0% for the first nine months of fiscal 2007 from 36.2% for the same period last year.

    "The Company's inventory levels increased significantly during the first two quarters of fiscal 2007 and slightly again in the third quarter. As we have reported previously, we produced additional inventory for the following reasons: the level-loading of our manufacturing plant; the support of the introduction of the Company's new Freedom 64 code-less intrusion alarm system, the new Video Gateway product line and several other key new products and; to support internally projected higher sales in the first two quarters of fiscal 2007. The inventory increase has centered on core components and new products. During the third quarter, the Company initiated several steps in order to reduce inventory levels in the coming quarters."

    Mr. Soloway concluded, "We are extremely confident about our potential long-term growth. We are continuing our Stock Buyback Program of up to one million shares that we announced in March 2007. While the landscape of our industry is ever-changing and short term "speed bumps" certainly exist, our long-term growth prospects remain intact. By providing state-of-the-art, technologically advanced products to an ever expanding population of worldwide security dealers, strategically acquiring growing companies and adding product lines in burgeoning market segments, NAPCO can achieve its long-term objectives of greater sales and profits."

    About NAPCO Security Systems, Inc.

    NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced -electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

    For additional information on NAPCO, please visit the Company's Web site at www.napcosecurity.com.

    This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


             Napco Security Systems, Inc and Subsidiaries
             Condensed Consolidated Statements of Income
                             (Unaudited)

                                            Three Months Ended
                                                 March 31,
                                     ---------------------------------

                                            2007             2006
                                     -------------------- ------------
                                     (in thousands, except share and
                                              per share data)



Net sales                                    $    15,566  $    17,085
Cost of sales                                     10,072       10,729
                                     -------------------- ------------

      Gross Profit                                 5,494        6,356
Selling, general and administrative
 expenses                                          4,226        4,032
                                     -------------------- ------------

      Operating Income                             1,268        2,324
                                     -------------------- ------------

Interest expense, net                                168           68
Other expenses, net                                    4            4
                                     -------------------- ------------

      Other expenses                                 172           72
                                     -------------------- ------------

     Income Before Minority Interest
      and Provision for Income Taxes               1,096        2,252

Minority interest in net loss
 (income) of subsidiary, net                          41           (2)
                                     -------------------- ------------

     Income Before Provision for
      Income Taxes                                 1,137        2,250

Provision for income taxes                             5          775
                                     -------------------- ------------

      Net Income                             $     1,132  $     1,475
                                     ==================== ============


Earnings per share *:
                               Basic         $      0.06  $      0.07
                                     ==================== ============

                             Diluted         $      0.06  $      0.07
                                     ==================== ============


Weighted average number of shares
 outstanding *:
                               Basic          20,078,996   19,868,077
                                     ==================== ============

                             Diluted          20,576,505   20,711,439
                                     ==================== ============

* The 3:2 stock split declared in May 2006 has been retroactively reflected in all 2006 share and per share data.


             Napco Security Systems, Inc and Subsidiaries
             Condensed Consolidated Statements of Income
                             (Unaudited)

                                                 Nine Months Ended
                                                     March 31,
                                             -------------------------

                                                2007         2006
                                             ------------ ------------
                                              (in thousands, except
                                                share and per share
                                                       data)


Net sales                                    $    45,672  $    48,488
Cost of sales                                     28,794       30,958
                                             ------------ ------------

     Gross Profit                                 16,878       17,530
Selling, general and administrative expenses      12,205       11,690
                                             ------------ ------------

     Operating Income                              4,673        5,840
                                             ------------ ------------

Interest expense, net                                377          166
Other expenses, net                                   13           10
                                             ------------ ------------

     Other expenses                                  390          176
                                             ------------ ------------

     Income Before Minority Interest and
      Provision for Income Taxes                   4,283        5,664

Minority interest in net loss of subsidiary,
 net                                                  95          113
                                             ------------ ------------

    Income Before Provision for Income Taxes       4,378        5,777

Provision for income taxes                         1,150        2,004
                                             ------------ ------------

     Net Income                              $     3,228  $     3,773
                                             ============ ============


Earnings per share *:
                                       Basic $      0.16  $      0.19
                                             ============ ============

                                     Diluted $      0.16  $      0.18
                                             ============ ============


Weighted average number of shares
 outstanding *:
                                       Basic  20,021,196   19,730,146
                                             ============ ============

                                     Diluted  20,673,139   20,581,389
                                             ============ ============


* The 3:2 stock split declared in May 2006 has been retroactively reflected in all 2006 share and per share data.


             Napco Security Systems, Inc and Subsidiaries
                Condensed Consolidated Balance Sheets

                                          March 31,         June 30,
               ASSETS                  2007 (unaudited)       2006
------------------------------------ --------------------  -----------
                                     (in thousands, except share data)

Current Assets:
  Cash and cash equivalents                    $   1,202    $   2,738
  Accounts receivable, less
   allowance for doubtful accounts                22,343       25,153
  Inventories, net                                31,784       22,666
  Prepaid expenses and other current
   assets                                            796          755
  Deferred income taxes                            1,735        1,531
                                     --------------------  -----------

      Total current assets                        57,860       52,843

Property, plant and equipment, net                 8,967        9,038
Goodwill                                           9,686        9,686
Other assets                                         303          155
                                     --------------------  -----------

          Total Assets                         $  76,816    $  71,722
                                     ====================  ===========



LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current Liabilities:
  Accounts payable                             $   5,602    $   6,060
  Accrued expenses                                 1,303        1,372
  Accrued salaries and wages                       2,092        2,586
  Accrued income taxes                             1,087        1,877
                                     --------------------  -----------

      Total current liabilities                   10,084       11,895

Long-term debt                                     9,200        4,700
Accrued income taxes                               1,836        2,243
Deferred income taxes                              1,911        1,887
Minority interest in subsidiary                      147          147
                                     --------------------  -----------

      Total liabilities                           23,178       20,872
                                     --------------------  -----------

Stockholders' Equity:
  Common stock, par value $.01 per
   share; 40,000,000 shares
   authorized, 20,090,313 and
   19,950,453 shares issued and
   19,910,713 and 19,950,453 shares
   outstanding, respectively                         201          200
  Additional paid-in capital                      13,071       12,568
  Retained earnings                               41,310       38,082
  Less: Treasury Stock, at cost
   (179,600 shares)                                 (944)           -
                                     --------------------  -----------

      Total stockholders' equity                  53,638       50,850
                                     --------------------  -----------

        Total Liabilities and
         Stockholders' Equity                  $  76,816    $  71,722
                                     ====================  ===========

    CONTACT: NAPCO Security Systems, Inc.
             Richard Soloway, President, 631-842-9400 ext. 120
             Kevin S. Buchel, Senior VP, 631-842-9400 ext. 120
             Or
             Wolfe Axelrod Weinberger Assoc. LLC
             Donald Weinberger, 212-370-4500
             Fax: 212-370-4505
             E-mail: don@wolfeaxelrod.com